Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement

No. 333-267664

February 23, 2023

United Parcel Service, Inc.

FINAL TERM SHEET

Security Offered:	4.875% Senior Notes due 2033 (the “2033 Notes”)

Issuer:	United Parcel Service, Inc. (the “Company”)

Expected Ratings (Moody’s / S&P):*	A2/A

Principal Amount:	$900,000,000

Trade Date:	February 23, 2023

Settlement Date:	February 27, 2023 (T+2)

Maturity Date:	March 3, 2033

Price to Public:	99.968% of the principal amount

Benchmark Treasury:	3.500% due February 15, 2033

Benchmark Treasury Price / Yield:	96-28+ / 3.879%

Spread to Benchmark Treasury:	+100 basis points

Yield to Maturity:	4.879%

Coupon (Interest Rate):	4.875%

Record Dates:	February 15 and August 15 of each year, commencing on August 15, 2023

Interest Payment Dates:	March 3 and September 3 of each year, commencing September 3, 2023

Minimum Denominations:	The 2033 Notes will be issued in denominations of $2,000 and in integral multiples of $1,000.

Optional Redemption:	The 2033 Notes will be redeemable at any time prior to December 3, 2032 (the “2033 Notes Par Call Date”), as a whole or in part, at the option of the Company, on at least 10 days’, but not more than 60 days’, prior written notice mailed to the registered address of each holder of the notes to be redeemed, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 Notes matured on the 2033 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined in the preliminary prospectus supplement of the Company dated the date hereof, plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the 2033 Notes to be redeemed, plus, in either case, accrued and unpaid interest, if any, on the principal amount of the 2033 Notes to be redeemed to, but excluding, the redemption date.

The 2033 Notes will be redeemable at any time on or after the 2033 Notes Par Call Date, as a whole or in part, at the option of the Company, on at least 10 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of 2033 Notes to be redeemed, at a redemption price equal to 100% of the principal amount of the 2033 Notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount of the 2033 Notes to be redeemed to, but excluding, the redemption date.

CUSIP:	911312 BZ8

ISIN:	US911312BZ82

Form:	DTC, Book-Entry

Law:	New York

Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

SG Americas Securities, LLC

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Senior Co-Managers: Co-Managers:

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

UBS Securities LLC

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

CastleOak Securities, L.P.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

Loop Capital Markets LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

Truist Securities, Inc.

Concurrent Offering:	Concurrent with the offering of the 2033 Notes, the Company is offering its 5.050% Senior Notes due 2053.

IV-2

To the extent any Underwriter that is not a U.S. registered broker-dealer intends to effect sales of 2033 Notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. The Company files annual, quarterly, and current reports, proxy statements and other information with the SEC. Before you invest, you should read the preliminary prospectus supplement for this offering, the Company’s prospectus in that registration statement and any other documents the Company has filed with the SEC for more complete information about the Company and this offering. We urge you to read these documents and any other relevant documents when they become available because they contain and will contain important information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

Alternatively, the Company, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll free at (888) 603-5847; Citigroup Global Markets Inc. toll-free at (800) 831-9146; Morgan Stanley & Co. LLC toll free at (866) 718-1649; SG Americas Securities, LLC toll free at (855) 881-2108; or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

This pricing term sheet supplements the preliminary prospectus supplement issued by United Parcel Service, Inc. on February 23, 2023 relating to its prospectus dated September 30, 2022 (such prospectus, as supplemented by such preliminary prospectus supplement, the “Preliminary Prospectus”). The information in this pricing term sheet supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

IV-3

Registration Statement

No. 333-267664

February 23, 2023

United Parcel Service, Inc.

FINAL TERM SHEET

Security Offered:	5.050% Senior Notes due 2053 (the “2053 Notes”)

Issuer:	United Parcel Service, Inc. (the “Company”)

Expected Ratings (Moody’s / S&P):*	A2/A

Principal Amount:	$1,100,000,000

Trade Date:	February 23, 2023

Settlement Date:	February 27, 2023 (T+2)

Maturity Date:	March 3, 2053

Price to Public:	99.478% of the principal amount

Benchmark Treasury:	4.000% due November 15, 2052

Benchmark Treasury Price / Yield:	102-01 / 3.884%

Spread to Benchmark Treasury:	+120 basis points

Yield to Maturity:	5.084%

Coupon (Interest Rate):	5.050%

Record Dates:	February 15 and August 15 of each year, commencing on August 15, 2023

Interest Payment Dates:	March 3 and September 3 of each year, commencing September 3, 2023

Minimum Denominations:	The 2053 Notes will be issued in denominations of $2,000 and in integral multiples of $1,000.

Optional Redemption:	The 2053 Notes will be redeemable at any time prior to September 3, 2052 (the “2053 Notes Par Call Date”), as a whole or in part, at the option of the Company, on at least 10 days’, but not more than 60 days’, prior written notice mailed to the registered address of each holder of the notes to be redeemed, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2053 Notes matured on the 2053 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined in the preliminary prospectus supplement of the Company dated the date hereof, plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the 2053 Notes to be redeemed, plus, in either case, accrued and unpaid interest, if any, on the principal amount of the 2053 Notes to be redeemed to, but excluding, the redemption date.

IV-1

The 2053 Notes will be redeemable at any time on or after the 2053 Notes Par Call Date, as a whole or in part, at the option of the Company, on at least 10 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of 2053 Notes to be redeemed, at a redemption price equal to 100% of the principal amount of the 2053 Notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount of the 2053 Notes to be redeemed to, but excluding, the redemption date.

CUSIP:	911312 CA2

ISIN:	US911312CA23

Form:	DTC, Book-Entry

Law:	New York

Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

SG Americas Securities, LLC

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Senior Co-Managers:	TD Securities (USA) LLC U.S. Bancorp Investments, Inc. UBS Securities LLC

Co-Managers:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

CastleOak Securities, L.P.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

Loop Capital Markets LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

Truist Securities, Inc.

Concurrent Offering:	Concurrent with the offering of the 2053 Notes, the Company is offering its 4.875% Senior Notes due 2033.

IV-2

To the extent any Underwriter that is not a U.S. registered broker-dealer intends to effect sales of 2053 Notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. The Company files annual, quarterly, and current reports, proxy statements and other information with the SEC. Before you invest, you should read the preliminary prospectus supplement for this offering, the Company’s prospectus in that registration statement and any other documents the Company has filed with the SEC for more complete information about the Company and this offering. We urge you to read these documents and any other relevant documents when they become available because they contain and will contain important information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

Alternatively, the Company, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll free at (888) 603-5847; Citigroup Global Markets Inc. toll-free at (800) 831-9146; Morgan Stanley & Co. LLC toll free at (866) 718-1649; SG Americas Securities, LLC toll free at (855) 881-2108; or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

This pricing term sheet supplements the preliminary prospectus supplement issued by United Parcel Service, Inc. on February 23, 2023 relating to its prospectus dated September 30, 2022 (such prospectus, as supplemented by such preliminary prospectus supplement, the “Preliminary Prospectus”). The information in this pricing term sheet supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

B-1